Exhibit 99.1

United Fire Group, Inc. Declares Common Stock Cash Dividend

CEDAR RAPIDS, IOWA – November 15, 2013 – Today, the Board of Directors of United Fire Group, Inc. (NASDAQ: UFCS) (the "Company") declared a common stock quarterly cash dividend of $0.18 per share. This dividend will be payable December 16, 2013, for shareholders of record as of December 2, 2013. The Company has consistently paid a quarterly dividend since March 1968.

About United Fire Group, Inc.:
Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance as well as selling annuities.
Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by approximately 1,200 independent insurance agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.
Our subsidiary, United Life Insurance Company, is licensed in 36 states, represented by more than 900 independent life insurance agencies and rated "A-" (Excellent) by A.M. Best Company.
For more information about United Fire Group, Inc. visit www.unitedfiregroup.com.
Contact:
Anita Novak, Director of Investor Relations, 319-399-5251 or alnovak@unitedfiregroup.com